LAFFER ASSOCIATES


June 16, 2005


Dr. Morton Reed
President and Chief Executive Officer
LitFunding Corp.
3700 Pecos McLeod Drive, Suite 100
Las Vegas, NV  89121



Via Federal Express and e-mail mr.@litfunding.com
                               ------------------

Dear Mort:

After careful deliberation I've decided to tender my resignation from the Board of Litfunding effective immediately.

I am providing a copy of this letter to the other board members as weel as Deron Colby Esq. and Mark Weber CPA so they can comply with an necessary reporting recquirments.

Thank you again for allowing me to serve shareholders of LitFunding Corp.







Sincerely,



/s/ Howard Appael
-----------------------------
Howard Appael

CC:  Stanley Weiner
     David Wallace
     Andrew Scheer
     Deron Colby
     Mark Weber